STAAR SURGICAL COMPANY

CONFERENCE CALL

March 14, 2007, 2:00 p.m. PST

Chairperson: David Bailey, CEO

Operator:

Good afternoon, ladies and gentlemen. Thank you for standing by, and welcome to the STAAR Surgical fourth quarter 2006 results conference call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be opened for questions. If you have a question, please press the star followed by the 1 on your touchtone phone. If you’d like to withdraw your question, please press the star followed by the 2. If you’re using speaker equipment please note that you do need to lift the handset prior to making your selection.

As a reminder this conference is being recorded today, Wednesday the 14th of March, 2007. I’d now like to turn the conference over to Mr. Doug Sherk of the EVC Group. Please go ahead.

Doug Sherk:

Thank you, operator. Good afternoon, everyone. Thank you, for joining us this afternoon, for the STAAR Surgical conference call to review the financial results for the fourth quarter and the full year of 2006 which ended on December 29th, 2006.

The news release announcing the third quarter results crossed the wire this afternoon after the market closed. If you haven’t received a copy of the release and would like one please call our office at 415-896-6820 and we’ll get one to you immediately.

In addition, we want to alert you that this afternoon we have filed an 8K that summarizes the findings of our completed investigation of the irregularities at our subsidiary Domilens and certainly want to make sure that you’re aware of the — that filing this afternoon.

Additionally, we’ve arranged for a taped replay of this call which may be accessed by phone. The replay will become available approximately one hour after the call’s conclusion and remain available for seven days. The dial-in number to access the replay is 800-405-2236 or for international callers it’s 303-590-3000. Both numbers will need a pass code of 11081256 followed by the pound sign.

This call is being broadcast live and an archived replay will also be available. To access the webcast go to STAAR’s website at www.staar.com

Before we get started, during the course of this conference call the company will make projections or other forward-looking statements regarding future events including statements about the sales and the company’s beliefs about its revenues, net earnings, and prospects for 2007.

We wish to caution that you all statements that are not statements of historical fact are forward-looking statements including any projections of earnings, revenues, sales, cash, or other financial items. Any statements of the plans, strategies, and objectives of management for future operations, any statements regarding expectations for success of the ICL or other products in the U.S. or international markets.

Any statements concerning proposed new products and government approval of new products, services, or developments, statements of expectations regarding pending transactions, any statements regarding future economic conditions or performance, statements about the success of replacement of the management at Domilens, statements of belief and any statements of assumption underlying any of the foregoing. These statements are based on expectations and assumptions as of the date of this conference call and are subject to numerous risks and uncertainties which could cause actual results to differ materially from those described in the forward-looking statement.

The risks and uncertainties include our limited capital resources and limited access to financing, our ability to overcome past negative publicity resulting from warning letters and other correspondence from the FDA Office of Compliance, the willingness of surgeons and patients to adopt a new product and procedure, and our ability to successfully market the ICL in the U.S. while overcoming the foregoing challenges.

Our financial condition can be adversely affected by general economic conditions and other factors beyond our control including those detailed from time to time in our reports filed with the Securities and Exchange Commission. STAAR assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

Now let’s turn the call over to David Bailey, President and Chief Executive Officer of STAAR.

David Bailey:

Thank you, Doug and thank you all for joining us on our conference call to review the fourth quarter results from the year.

We’re pleased with the progress that our full-year results underscore and we are also very excited about the potential success we believe we can achieve during 2007.

First, I’d like to summarize the positives of where STAAR is today. Sales are up nicely year on year. The German situation is resolved with no expected restatement and, as I’ll talk about, a recent increased sales number. Worldwide ICL sales are growing nicely and we intend to be persistent in penetrating the U.S. market. Cataract sales trends were up in the fourth quarter.

Overall we have an excellent product portfolio with clear competitive advantages, and in 2007 we plan to further improve this portfolio. I’d like to give you some details. I’d say the company is in the early stages of a successful execution phase as evidenced by our accelerating top line growth during 2006 and the fourth quarter. The year-over-year comparisons shows top line sales growth of 10 percent, with the growth accelerating since the second quarter, culminating with Q4 growth of 26 percent year over year.

The fourth quarter was the highest —sorry, was the second highest quarterly revenue level in the company’s 25-year history. Of particular note is the refractive trend in international where over the last three years we have achieved annual growth rates greater than 35 percent.

Throughout 2006 we saw significant acceleration of this trend and we achieved growth of 50 percent versus 2005 and fourth quarter growth of 106 percent versus Q4, ‘05. With FDA approval of the Visian ICL, our international sales of both the ICL and TICL have accelerated. We are also executing our strategy to regain healthy market share within our cataract business.

In fact, during the fourth quarter we grew worldwide cataract sales by 6 percent year over year and achieved the highest quarterly revenue since the second quarter of ‘05. Part of this growth is attributable to the execution of our turnaround strategy in the U.S. cataract market.

Before I discuss these positives and emerging trends further, let me give you a quick update on the situation in Germany. I’m pleased to report that we have closed the investigation of our German subsidiary Domilens and there were no additional surprises.

After a full investigation, we have determined that no adjustments are required to historical financial results. We have executed the first step in our action plan by placing our successful international manager, who is a German national, in charge of the subsidiary. The transition appears to be going well.

Our sales during the first ten weeks of 2007 are up 15 percent over the comparable year-ago period. Domilens is essentially a cataract business that was adversely affected by difficult market conditions during 2006. Strikes by doctors we referenced on earlier calls. As a result, our total international cataract business was down 5 percent in 2006 versus 2005. Although it’s still early days in 2007, we are seeing this trend reverse and being replaced by overall cataract growth in ‘07 versus prior-year period.

Turning to our worldwide ICL business, we note that international refractive sales continue to benefit from the solid groundwork we laid over the last three years to build awareness and demand for the technologies. The perception in the positioning today of our technology is very different from where it was a few years ago.

Through solid surgeon retraining and distributor management we have built the business to where we are taking market share from other phakic lenses and increasing our penetration rate to well-established LASIK markets such as Korea and Spain. In both of these countries we estimate our market share as a percentage of LASIK has doubled over last year.

A key driver for this success is the positioning we have established for the technology in the minds of the refractive surgeon. In the international markets, users view the ICL as a complementary technology to LASIK to be used where corneal-based procedures are for less certainty of outcome or more risk.

In such situations our highly penetrated users don’t offer LASIK or PRK as an alternative for those patients. Our goal is to build similar mind share in the U.S., and as I will discuss in more detail in a minute, we believe this goal is achievable. The limits of LASIK concept is being well embraced and is driving ICL procedure volumes and overall growth of refractive procedures in the surgeons’ practices.

By choosing the right technologies for the patient, the surgeon will achieve better outcomes and on average, happier patients. For STAAR it has resulted in some international surgeons having individual implant for LASIK ratios of up to 25 percent and on average we are seeing 10 to 15 percent for a surgeon being the norm. More importantly, once this kind of position is established the business grows organically and consistently. This is what we have seen over the last few years and we are confident this will continue going forward. So far in 2007 we are seeing double-digit growth in our international refractive business.

Looking at our U.S. business, we have successfully begun to turnaround our total domestic business with sales growth 19 percent in 2006. Importantly, we improved the performance of our domestic cataract franchise. While still down, we achieved a much reduced decline in year-over-year cataract sales of 5 percent and actually achieved year-over-year growth of 4 percent in Q4.

New product introductions during the course of this year in cataract along with a continued strengthening of the sales and marketing organization will, we believe, position us for growth in cataract over the coming year. We are moving quickly to exploit the opportunities that are opening up in the U.S. market. To do this we recently split our sales and marketing organization into two groups.

This is a positive development and reflects our move into execution mode in the U.S. As we add resource to the selling effort, we must make sure this provides an early return on the investment and, of course, management and direction in the sales force is the key to achieving this objective.

This split in sales and marketing will help with this kind — this focus along with a revised commission structure will, we believe, encourage extra activities in those areas of greatest opportunity. Once again we have linked refractive and cataract commission, this time with the aim of rewarding those representatives with a director independent to convert new refractive customers to our cataract products.

As we recently announced, CMS, that’s the Center for Medicare and Medicaid Services, have now changed the reimbursement policy for Toric IOLs that will allow doctors to charge a premium for this product. Historically, reimbursement levels for cataract surgery have been declining and are anticipated to decline further by up to 25 percent over the next three to four years. The new CMS ruling has the potential to make cataract surgery involving the use of a Toric IOL more profitable for doctors while providing better patient outcomes.

We believe this is a big positive for STAAR and will support our continued rebound in the U.S. market. Within the U.S. franchise, we were disappointed with the delay in the approval of timeline for the TICL and we’re working hard in preparing our response to the questions raised.

We have continued to build the market for the ICL in the U.S. We believe the U.S. market is significant and that all the time it will follow the trend in international markets once the complementary position that I have discussed is adopted by the large U.S. refractive centers. At the moment and as outlined in our most recent investor presentation the current physician mindset in the U.S. is one of, well I cannot do any of the refractive corneal base procedure.

It is our challenge to replicate what we’ve done in international — in international and deliver a complementary positioning where the center delivers the right procedure for the patient by adopting an uncompromising demarcation between the two technologies. This will take time, quite frankly, longer than we initially estimated. To this end we are focused on the following key activities in the U.S. market.

Expert and user meetings, our next one is at ASCRS in late April and we have all the 100 surgeons at different skill levels signed up for a full one-and-a-half day meeting. We will do lots of clinical comparisons, conference presentations and peer review journals, articles, comparing ICL outcomes to outcomes from corneal based procedures.

We have a continued focus on practiced development, proctoring and training additional high volume surgeons to help champion our cause, and we have focused training with sales reps whether they are independent or direct and we’re hiring new sales reps. We’re also adding refractive account managers to facilitate volume increases in ICL accounts.

I think it’s important to keep in mind that in medicine all gold standards tend to eventually fall in the face of new superior technology. We saw this with RK, then with PRK. Now LASIK is being limited as a result of the shift back towards PRK resulting in fewer patient referrals due to less early satisfaction with the procedure.

We believe that over the next few years ophthalmologist’s thinking will shift away from the current emphasis, which is still on LASIK, towards a much broader view of refractive surgery that will be based on what is best for the patient. This process will take time but the data is very much on our side and the views of thought leaders are beginning to align. We have a product with clear sustainable competitive advantages and it’s our job to execute a marketing and sales plan to become that new gold standard.

Our goals over the next two years is to complete the introduction of our new — of our major new products which are based on superior technology both in the U.S. and around the world, to continue the rapid growth that we’ve begun to record over the last couple of quarters, and to continue to improve our profitability so that we achieve the important success milestones of cash flow break even, net income profitability, and then strong operating margins. All of this should be achievable as we continue to rapidly grow the sales of our new high margin products which we believe we can do.

I’d now like to hand over to Deb to talk about some financial highlights.

Deborah Andrews:

Thanks, Dave. Good afternoon, everyone.

Our release this afternoon provides significant financial detail on the quarter’s progress, so my comments will be limited to do specific highlights of the fourth quarter. We of course would be happy to answer any questions you might have about our financials during the Q&A session.

In nearly all product categories we finished the year with strong growth. During the fourth quarter Visian ICL sales were $3.7 million, an increase of 188 percent compared to the same period of 2005 and up 31 percent sequentially compared with the third quarter. This growth was driven by strong ICL sales in international markets which grew 106 percent to 2.6 million, compared with the same period of 2005.

Fourth quarter year-over-year international growth was nearly double the rate we achieved in the third quarter. During the fourth quarter of 2006 ICL sales represented 24 percent of total sales, compared to 11 percent last year and for the full year, ICL sales represented 22 percent of total sales, compared with 10 percent during 2005.

Overall fourth quarter cataract product sales were $11.4 million, up 7.3 percent compared with last year and up 12.3 percent compared with the third quarter of 2006. Fourth quarter total cataract sales reached the highest quarterly level since the second quarter of 2005. These strong sales numbers were driven by growth in both U.S. and international markets.

In the U.S. market, cataract sales were up 6 percent compared with the fourth quarter of last year and we believe our new product introductions, as well as the recent CMS ruling and other trends, should allow to us grow U.S. cataract sales in 2007.

In international markets, cataract sales grew 8 percent to $7 million in the fourth quarter compared with last year. Sales were up 17 percent compared with the third quarter. In addition, as Dave mentioned, we strengthened our international team and believe we are positioned for future growth.

Profit margin was 43.2 percent and was impacted by an $807,000 obsolescence charge for certain IOL inventory in anticipation of new product launches in 2007. This represents a 2.6 percentage point decline versus the fourth quarter of 2005.

Excluding the obsolescence charge, which accounted for a 5.3 percentage point decline in our profit margin, our gross profit margin would have been 48.5 percent, a healthy increase over last year and attributable to the increase in sales of our high margin ICLs.

During the fourth quarter we used approximately $435,000 in cash, an 81 percent improvement over the fourth quarter of last year and a slight increase from the $148,000 used during the third quarter. We also improved our cash used in operating activities over the same period last year.

Our international bank debt at the end of the quarter was $1.8 million. There were no borrowings outstanding under the Wells Fargo line of credit. We exited the third quarter with $7.9 million in cash and have $1.4 million available in borrowings under bank and lease lines of credit.

Throughout 2006 our goals were to successfully launch the ICL in the U.S. and achieve continued ICL growth, stop the U.S. cataract decline and invest in new product development, and focus on our compliance organization. I’m pleased that we’ve been able to achieve these objectives throughout 2006 and the initial trend for 2007 was positive.

Looking ahead, our operating cash position and the timing of when we will become cash flow positive continues to be largely dependent upon the global rate of adoption of the ICL and TICL. That having been said, we believe it’s prudent to continue to explore alternatives that would allow us to buffer our current cash position and we continue to do so.

Additionally, I know some of you have asked us about the potential for us to receive a going concern opinion from our auditors. We are currently in the process of completing our own internal analysis regarding this issue and will be submitting our assessment to the auditors as soon as we are completed.

With that, I would like to turn over the call to the operator for questions.

Operator:

All right, thank you. Ladies and gentlemen, at this time, we will now begin the question-and-answer session. As a reminder, if you have a question, please press the star followed by the 1 on your touchtone phone. If you’d like to withdraw your question, please press the star followed by the 2. If you’re using speaker equipment please note that you will need to lift the handset before making your selection

Our first question comes from Joanne Wuensch with BMO Capital Markets. Please go ahead.

Joanne Wuensch:

Hi. Good afternoon. How is everybody?

David Bailey:

Hi, Joanne, fine. How are you?

Joanne Wuensch:

I’m well, thank you.

David Bailey:

Good.

Joanne Wuensch:

A little sleep deprived, but well. A couple of questions, you mentioned that sequentially in the United States the phakic IOL was — growth was lower in terms of growth rate. Could you expand on that and what do you really think is behind it?

David Bailey:

I think I covered this somewhat in the prepared remarks. We’re doing the groundwork in the U.S. as we did in international over the course of the last few years and you’re not seeing the geometric progression in the sense that as we train more doctors the sales are going up, certainly not in the fourth quarter. But I don’t think that’s reflective of a lack of a potential market in the U.S., I think it’s more reflective of the inbuilt inertia in the U.S. system where the practices are geared toward delivering LASIK or PRK. I think it’s a mindset change and we’re putting the building blocks in to transition that mindset.

And, you know, as I said in my remarks I think if you look at international what you see is as those building blocks come together and as the practice adopts the position for ICL which is specific and precise and where patients are not given the alternative but are given the right procedure, then the business starts to grow organically. We are not at that position yet in the U.S. We are at that position in international.

We’re putting the building blocks in place in the U.S., I think the user group meetings are key and as I referenced in the press release, we’ve got a big user group meeting coming up in late April at the ASCRS where we will have experienced and less experienced users. It will replicate what we did in London in September and I came out of that meeting very confident that the surgeons were motivated to use more product and position it appropriately.

And it’s no coincidence that I have the confidence to believe what would happen in the fourth quarter were it an international ICL. It’s going to happen in the U.S. We are putting the building blocks in, and until that time surgeons will, you know, continue to present LASIK as the primary option. We have to change that mindset. It’s execution. Execution takes time.

Joanne Wuensch:

But is there anything fundamentally — two questions— is there anything fundamentally different between the OUS market and the U.S. market that would make transitioning that experience over? And then the second piece of the question is, is that should we then think about U.S. growth being somewhat choppy over the next several quarters?

David Bailey:

To the fundamentally different, you know, the markets are different but fundamentally it mainly affects timelines for adoption. So I don’t think there’s — there’s not a fundamental difference that would lead me to believe that what we’ve seen in international we wouldn’t see in the U.S.

The entrenchment in the U.S. is probably more than it has been in international for the simple reason that doctors have had alternatives in international for longer. And in general they have less high volume centers with less of a big network of referral ODs. So they tend to be smaller centers that can react to change more quickly. But fundamentally I don’t see a reason why what you see in international cannot be replicated.

In terms of choppy, I guess that’s an interesting one. I would say – you know, the key thing is steady. And at some point we’ll see an inflection point which we’ve already seen in a small number of centers. It’s our goal to expand that to a greater number and at that point we will start to move towards a geometric progression as I would think, you know, the more centers you click over into that mode then the business will start to pick up.

I think the key thing is we’re doing all the right things, we’re focused on the selling effort, the execution effort, and the marketing building blocks are in place. We need to change the mindset and user group meetings is one of the key elements for that, Joanne.

Joanne Wuensch:

Thanks. One last question, and I apologize if I missed it. Where is your thinking now for an FDA panel for the Toric ICL?

David Bailey:

You know, it’s very difficult to predict FDA timelines. We are working on the Toric, a continued work in process. We’ve talked about and anticipated approval early next year. I think I would just stay with those comments at the moment.

Joanne Wuensch:

Okay. Thank you very much.

Operator:

All right. Thank you.

Mark Richter with Jefferies and Company. Please go ahead with your question.

Mark Richter:

Hey, guys. Good afternoon.

David Bailey:

Hi, Mark, how you doing?

Mark Richter:

Good. So just on ICL, just asking the question a little bit differently. Just in terms of training or proctoring, I mean, is that happening at the rate you would like? If not, why and do you think hiring additional proctors might help accelerate ICL sales faster?

David Bailey:

The rate of proctoring as we’ve previously reported is a little slower than we originally anticipated, but it’s ongoing. We gave an updated number in the press release, it’s on our website. That continues to go very well.

The key element of resource we feel now is the selling effort around practice development and refractive expertise, building that in the current sales force and adding to it and that’s where we’re focusing the resource on including the user group meetings. So not so much adding additional proctoring results at this point, really focusing on those other building blocks of execution.

And, you know, that’s the key; it’s utilization rates that we are focused on now that we are getting a group of surgeons who have had a good experience with the product. It’s what we’ve done in international and as we’ve focused with the distributors, for example, on putting refractive specialists into the distributor countries, they have driven the usage up in that country and Korea and Spain are two good examples. We’ve got other ones.

They haven’t increased the proctoring rate, what they’ve done is increased the selling effort, especially the selling effort around refractive, and getting the doctors talking at one another around where to use the right technology and where to segment it and that is the thing that drives the utilization up as opposed to just the pure number of proctor doctors. So it’s quality as well as continually adding quantity.

Mark Richter:

Gotcha. Thanks, Dave. That’s helpful. So if you’re thinking about then how that shapes out in terms of an inflexion point, I mean how long if you, you know, looking in your crystal ball to the extent that you can, I mean, how long does that take — the last comment that you take about actually gaining adoption and traction? I mean how long does that take?

David Bailey:

I hate to put an individual timeline on, it varies by practice. It depends on the size of the practice, et cetera. What I do know is that if we focused on execution and continually improving execution and our efficiency of execution, then we’ll shorten whatever timeline it’s going to be. You can clearly see that we are at an inflexion point in international markets and we are working hard to get to the same point in the U.S. Difficult to the put an exact timeline on it, but we are there in international and we are having pleased with that and will continue to build on that.

Mark Richter:

Yeah, no, international was great, no question. And then just in terms of Domilens, can you just help us, I mean, I saw the 8K, can you help us better understand, how long was the – how long did the accounting assessment or analysis go back and can we now safely say, I mean, that this is completely behind us?

Deborah Andrews:

The accounting assessment I guess officially went back to 2001, the period under audit. But we really went back all the way to 1998 when we purchased the company. We didn’t review all the transactions back then but we looked in the areas where we identified issues, we looked in those same areas to see if there was anything else we could identify.

So it was a pretty substantive audit going back from the time we acquired the company and we believe that this is now all behind us and we can move forward in a very positive way.

Mark Richter:

Okay, perfect. And then two more quick questions. One is just in terms, just in terms of – okay, I’m sorry, so you said that Domilens went back how far, I apologize?

Deborah Andrews:

Well, the official audit went back to 2001 but we also went back on our own to 1998 which was the year where — the first year that we had them.

Mark Richter:

And ‘98, okay, that was the date I did not hear. Thanks. And then just, gross margins were a little bit, you know, were a little bit weak. I understand the obsolescence charge is in there, but, you know, net of that, 48.5 is still less than — or a little weaker than we expected. Can you just help us I guess better understand how to think about gross margins going forward?

Deborah Andrews:

Well, gross margins are going to be, you know, dependent on the rate of adoption of the ICL, it’s significantly impacted by the, you know, ICL sales. So as our cost structure is high, because of lower volumes, but as our cataract product sales grow and ICL sales grow, our margins should also improve.

Additionally, you know, we haven’t really mentioned, but we have significant projects underway in our manufacturing operation to improve our gross profit margins, our cost structures and accordingly our gross profit margins. And we should, you know, those projects are rolling out this year and we should start realizing significant benefits in, you know, at the end of this year and next year in gross profits as a result.

Mark Richter:

Okay, thanks. And then the last comment you made about the potential of going concern issue that you’re, you know, currently still reviewing that and you’re talking about, you know, financing options, can you just help us understand what those are and timelines around that?

Deborah Andrews:

You know, we have since day one, I’ve been trying to identify different financing options. When we are in a very difficult cash position, our options were fewer and more onerous and so it’s, you know, kind of something that we continually have to work on, identifying new options, better options, and, you know, nothing really changed.

David Bailey:

Yeah, Mark, you know, the other thing I would say is that a lot of this whole discussion is dependent on sales growth. You know, we were very pleased with the Q4 sales growth obviously. The other thing is I gave some flavor during my comments of the trends that we are seeing early ‘07. And a particular one I want to emphasize based on your questions about Domilens. You know, everybody was shocked, all the employees, et cetera. And we were facing a lot of turmoil at that company which had been very stable in terms of sales, down last year as you know because of the problems in Germany.

But what we are seeing is – so our first focus was stability as we did the whole investigation. And, you know, the first part of the year we are seeing that business up about 15 percent in the first quarter versus the similar period ten weeks of last year. And so, you know, as I said in my remarks, I think that’s really helped to show that we’ve executed on that first priority and getting sales growth of that level in one of our bigger subsidiaries is very helpful along with driving sales growth of ICL, et cetera.

So top line sales growth, you know, is one of the key ingredients around any of these discussions and we are pleased with what we’ve seen and we we’re pleased with some of the trends we continue to see and we are focused very much on execution and that helps everything, along with additional options as Deb talked about.

Mark Richter:

Great, no, we are encouraged as well as. Thanks, Dave. I appreciate you talking our questions.

David Bailey:

Thanks, Mark.

Operator:

Thank you.

Clay Wilson with Needham and Company has the next question. Please go ahead.

David Bailey:

Hi, Clay.

Clay Wilson:

Hi, everyone. Thank you, very much.

I was just wondering, one more thing on the going concern, and that is, as you mentioned, really two big things have changed, one you’ve got these growth trends and also the Domilens situation seems to be pretty much now behind. So would it be possible to kind of know when this going concern issue is resolved fairly quickly now?

David Bailey:

We just don’t want to be presumptuous on a conclusion of auditing.

Deborah Andrews:

No, exactly.

David Bailey:

It’s a difficult position.

Deborah Andrews:

Exactly.

David Bailey:

Deb will have a healthy discussion, we’re constantly having that discussion and when it’s concluded, it’s concluded. But we can’t be presumptuous.

Debora Andrews:

But I will say that I agree with you completely about the positive trends. We’re in a much different position than we’ve been historically when we’ve had these conversations, so, I will leave it at that.

Clay Wilson:

Thanks. And could you comment on what you view to be the most important milestones going forward?

David Bailey:

Good question. International — I mean, the continued growth of international ICL. The continued growth of cataract business internationally where we do seem to have a strong platform there. The U.S. turnaround with new product introductions.

Clay Wilson:

And that would be the aspherics, correct?

David Bailey:

Yes. And I stated in the press release that we are on track the launch the aspheric three-piece Collamer lens at the ASCRS meeting, which was one of our milestones. And I think the other thing is the CMS ruling around the Toric lens represents a significant opportunity for us and I made remarks about how we are trying to capitalize on that by encouraging the sales force.

If the cataracts sell, it goes right to the sweet spot of our independent sales force who have good relationships with many of these doctors and many of the doctors are feeling the effects of reduced reimbursement on cataract and are receptive to using a product where they can enhance outcome and charge additional for it.

The new product introductions along with utilizing that CMS ruling are key ingredient to helping us get some modest U.S. growth on US cataract versus a 5 percent or the reduced decline we got last year.

And then the final thing is continuing to put those solid building blocks in for ICL usage with existing doctors. And I’m extremely encouraged with the level of interest we’ve got in the user group meeting. We’ll have a range of users there, some from international, mostly from the United States. And those meetings tend to be exceptionally good at giving surgeons confidence in the procedure, helping them position it in the right place in their practice. So those kind of building blocks we will continue to execute on. I think they are the key things.

Clay Wilson:

And then the last question, you did say that Toric ICL, you really don’t want to go beyond the thinking that it will be early next year as far as getting approved. But I just had a procedural question, could you kind of lay out procedurally how this works? I understand there’s a panel meeting and then is there a period of time for response and then a period of time for decision or how does that work?

David Bailey:

In broad-brush strokes we need to reply within a certain timeline with the answer to the questions, then you would — then they have all the questions and then you’d be looking at a panel at some point and then working through the results of the panel. So, I mean, between those data points, anything can happen and that’s why I’m so reluctant to try and predict milestones at the moment. So it’s just work in process whereas and we’re diligently focused on that.

Clay Wilson:

Thank you very much.

Operator:

All right. Thank you.

Tyson Halsey with Halsey Advisory and Management. Please go ahead with your question.

Tyson Halsey:

Hi, Dave.

David Bailey:

Hi, Tyson.

Tyson Halsey:

Three years ago we had dinner out in California and at the time I asked you what you thought your mission was and you said it was to bring the ICL to market and maximize shareholder value. You know, since then we’ve had some difficulties with the FDA and the ICL getting approved in as timely manner as we wanted and now we are waiting on the ICL and some of the products I have seen slip.

It’s been rather frustrating and I’m not sure how — we generally think of Lamielle as well as Ellee being hired and what their legacy has been. What I am trying to figure out is, is the company not having the skills, does it really need a larger platform? And maybe from a shareholder appreciation standpoint should be sold or can you point to things that you think really demonstrate that you’re really helping to lead the charge and that what we’ve seen over the last three years is not an indication of what we’re going to see going forward in that we are finally going to see some sort of update because of your management skills? Can you try to address that?

David Bailey:

That’s a big question, Tyson.

Tyson Halsey:

I know, the big preamble, I’m sorry.

David Bailey:

No, it’s a very broad question.

Tyson Halsey:

Well —

David Bailey:

We ask ourselves that all the time. I think if you look at — there’s many things I could point as progress but I think the most quantifiable one for our shareholders now is the revenue growth, which was 10 percent up last year, which was back-end loaded in the sense that you saw an acceleration of that.

I think you have seen some very strong growth in some of our product lines. And so I think, in short, the revenue expansion and as you can see, we are investing to focus on that and we’ve got those building blocks. And, you know, within that subset reversing or slowing down the decline in the U.S. in terms of the cataract business and then putting the building blocks in to start to grow that and we have had some delay. We fully accept that but it, as a company, that ends up as my responsibility. But I think I confirmed that the first new product launch in the U.S. is on track to come out at ASCRS and so, you know, we will continue to execute until such time as we get to where I want it to go, I’m undeterred. And I’m sure there is frustration around, equally so here. But that’s not a productive emotion for me to have. I’ve got to drive the company forward until such time that the job is complete.

Tyson Halsey:

I wish you the best of luck.

David Bailey:

Thank you.

Operator:

All right, thank you.

Ladies and gentlemen, if there are any additional questions at this time, please press the star followed by the 1 now. Again, please do remember if you’re listening via speaker equipment, you do need to lift the handset prior to making that selection

Larry Haimovitch with HMTC, please go ahead with your question.

Larry Haimovitch:

Good afternoon, David, good afternoon Deb.

David Bailey:

Hey, Larry, how’re you doing?

Larry Haimovitch:

Good. How are you?

David Bailey:

Good, thanks.

Larry Haimovitch:

A couple of good quarters. A couple of questions. Deborah, I think you said in your comments the ICL was 22 percent of ‘06 revenue, did I catch that right?

David Bailey:

The revenue, the mix for the year. The percentage refractive to the total.

Deborah Andrews:

24 percent.

Larry Haimovitch:

24 percent?

Deborah Andrews:

Total sales compared to 11 percent last year.

Larry Haimovitch:

Okay —

Deborah Andrews:

Oh, represented 22 percent of total sales compared with 10 percent during 2005.

Larry Haimovitch:

Okay. That was year over year, then, 22 verses 10?

Deborah Andrews:

Yes.

Larry Haimovitch:

Okay. So quick calculation suggests about $12 million in sales for the ICL versus about 5, which is obviously very nice performance. How does that break down between U.S. and OUS, can you give us some rough parameter of the contribution of both areas?

David Bailey:

Yes, we can do that because we’ve disclosed that, essentially, Larry.

Deborah Andrews:

ICL sales year over year?

Larry Haimovitch:

Well, in other words if it was roughly $12 million for ‘06 how does that break down between U.S. and international?

Deborah Andrews:

Okay, yes. It was $8 million in international and $4 million in U.S.

Larry Haimovitch

Okay. And the $8 million in international compares to what the year before?

Deborah Andrews:

It was $5.3 million in ‘05.

Larry Haimovitch

And domestic was nothing, I guess, right?

Deborah Andrews:

Right.

David Bailey:

Yeah.

Larry Haimovitch:

Right. So you did, you know, you did $4 million in the ICL in the first full year, which is probably below what you hoped for but really a pretty good start overall I would say.

David Bailey:

Yeah, I mean, as I said Larry, we probably underestimated the inertia in the U.S. market, but we’re pleased with the building blocks and that was I think – you know, it was below what we thought but in terms of procedures it wasn’t that far off the first year PRK number which was a long time ago but there was only one procedure then.

Larry Haimovitch:

Right.

David Bailey:

I think that was about 6,000 units, you know, eyes treated and if you look at our number, you are at 5,000 or something.

Larry Haimovitch:

Yes. On the Toric, Toric IOL, I’m having trouble trying to get a handle on how important CMS decision is to you. Obviously, it’s going to take average prices from – you know, I’m interested in the number, but I imagine somewhere in $125, $150 area now to $700 or $800. Is that about the right parameters?

David Bailey:

No, indications – I mean, it’s going to depend a lot on what Alcon do. The indications I’m getting with Alcon is anywhere between 350 and 500.

Larry Haimovitch:

Okay.

David Bailey:

Rather than up to the 800, Larry. Current pricing for those is north of the number you mentioned, it’s more like the 175 level. And I think there is some opportunity particularly with new customers to take that up and still be selling it, you know, more outside.

But I think here, Larry, the big thing is what are Alcon doing and we know they aggressively lobbied to get this CMS ruling, we jumped on the back of it, which was pleasing, and my view is Alcon are going to drive this market as hard as they can on a platform of improved profitability for basic cataract surgery for doctors who have faced reduced reimbursement for cataract in the past. And it’s basically going forward, I was at a meeting last week where it was indicating, you know, another 25 percent drop over the next few years in anticipation of all the baby boomers getting into the cataract age group.

Larry Haimovitch:

Right, right. So in terms of, in terms of your U.S. business today in Toric IOLs, I’m calculating it’s something around 3 or 4 percent of global revenue, is that a reasonable guess?

David Bailey:

It’s about 10 percent of our unit volume in the U.S., Larry, of IOLs that we sell are in the Toric segment.

Larry Haimovitch:

Okay. So that — I am coming out to somewhere around, roughly 1.5 million to 2 million, is that a reasonable guess?

David Bailey:

Give me that again, Larry, it broke down, the line, sorry.

Larry Haimovitch:

Sorry. Toric IOLs being somewhere in the 1.5 million area, something like that, maybe 2 million.

David Bailey:

North of that, Larry.

Larry Haimovitch:

North? In the U.S.?

David Bailey:

Yes.

Deborah Andrews:

Yes.

Larry Haimovitch:

So this, all of the things being equal, then for ‘07, just with the price increase of roughly double, David, you are suggesting prices will roughly double, that should add a couple million dollars incremental to your revenue right there.

David Bailey:

Well, I don’t — that is possible. I’m not predicting that, Larry, because you’ve got a base business where you can’t just hike the price. So incremental business would definitely come at high growth.

It’s a blend of around that and it’s going to depend a lot on what on Alcon do. You know, I’m pleased — I’m optimistic for us based on what I firmly believe Alcon are going to do with this market. The bigger the pie they make we can do very well out of it.

Larry Haimovitch:

Right.

Deborah Andrews:

And as a result, I don’t know if we’ve mentioned it, but this year we are going to be looking at developing our Collamer platform into a Toric, putting our Toric optics on the Collamer lens and hopefully launch that next year.

Larry Haimovitch:

Right, right. Okay, thanks, very much.

David Bailey:

Thanks, Larry.

Operator:

All right, thank you.

Nancy Gallen with MDB Capital, please go ahead with your question.

Nancy Gallen:

Hi, Dave, hi, Deb, it’s Nancy.

David Bailey:

Hi, Nancy.

Deborah Andrews:

Hi, Nancy.

Nancy Gallen:

Hi. I got on the call a little late so I apologize if this was addressed already, but I did hear Larry’s question and I wanted to expand on that a bit in terms of the cataract Toric IOLs, I guess, how much do you expect this ruling to impact sales going forward?

I have in my model that it’s going to, for example, in 2007, it’s going to add approximately 3.5 million to cataract sales and I wanted to know if that was, you know, somewhere in the ballpark or that is also what you were thinking as well? And also what you project sales, yes, how much you think sales would be from the cataract Toric IOLs will be going forward?

David Bailey:

I don’t want to forecast the numbers exactly. All I’ll say that I think there is an opportunity for price expansion and market expansion with this opportunity and I think it’s going to be very much driven by the trend that is set by Alcon and all indications are they’re pushing toward a premium price in $350, $500 range and all indications are that they’re going to push as much of the base cataract market to a Toric market as they can effectively execute based on a platform that the doctor can improve the profitability of the base cataract surgery. So I think – you know, I don’t want to predict your numbers, Nancy, but I believe this represents a solid opportunity and we are moving quickly to the try to position ourselves to exploit that fully.

Nancy Gallen:

Okay. And as a follow-up question, do you know of any other companies that plan on having a Toric IOL on the market?

David Bailey:

Not in the medium term, no, Nancy.

Nancy Gallen:

Okay.

David Bailey:

I’m not aware of any that are in clinical trials with that product.

Nancy Gallen:

Okay, great. Thank you, so much.

David Bailey:

You’re welcome.

Operator:

Thank you.

Jack Frasier with Seymour Capital, please go ahead with your question.

Jack Frasier:

Hi, thanks. Actually Larry and Nancy have asked my questions for me. Thank you, and congratulations to you guys on a good quarter.

David Bailey:

Thanks, Jack.

Operator:

Thank you.

Mark Malcolm, private investor, please go ahead. Mr. Malcolm, your line is open, please go ahead.

Mark Malcolm:

Thank you, very much.

Deborah Andrews:

Mark, we are having trouble hearing you.

Mark Malcolm:

Switching a little bit, can you hear me better?

Deborah Andrews:

Yes.

David Bailey:

That’s fine.

Mark Malcolm:

Several questions, in your prepared remarks you indicated that you were still preparing responses to the FDA before the panel that you have on Toric ICL?

David Bailey:

Yes, that’s correct.

Mark Malcolm:

Okay. That is in your control. When do you expect you will have those responses ready to be submitted?

David Bailey:

Sometime next month, April.

Mark Malcolm:

Understood. That was the first target time for the panel. So you are basically expecting a later summer than what — against their schedule before you will actually go to the panel?

David Bailey:

Mark, I don’t think we’ve ever given a target time for going to panel. That wholly is not within our control.

Mark Malcolm:

That’s not within your control. I am referencing their tentative schedule for the year.

David Bailey:

Oh. I see. Okay.

Deborah Andrews:

No, it definitely wouldn’t have been early this year. You know, if it happens, it’ll happen later this year.

Mark Malcolm:

Understood. Several things about, in your international markets, in India with what you put on January 11, you indicated that you had approval to import but you did not have formal approval of the ICL, and TICL, yet you have at least 12 doctors in India who are ICL certified. Do you have sales ongoing in the country?

David Bailey:

Yes, we have sales ongoing in India. The product is approved. There was a change in the regulations in India and I think I’m correct in saying that we were ahead of those regs so it is approved to be used. We have ongoing sales and we also put a person on the ground in India mid-last year in order to work with distributors directly to the exploit that market. So the same kind of model that we’ve used in China and we are using in the Middle East and other countries.

Mark Malcolm:

You said you used a trainer concept in China. About how many doctors do you have certified there now?

David Bailey:

I don’t have that number at hand, I would say probably 15 to 20. What I can tell investors definitively is we’ve employed an MD ophthalmologist on the ground in China whose job it is to certify the doctors in China and that person joined us late last year, December. So we’re moving forward nicely with that execution.

Mark Malcolm:

Understood. With your joint venture with Canon STAAR your website indicates you have at least five Japanese doctors who are — five or seven who are now ICL certified. Are you selling in Japan the ICL product?

David Bailey:

In Japan pre-approval, doctors can import the product directly and we are selling a limited number of lenses to doctors directly in Japan. And, in fact, that number recently increased because the surgeon pool that had done the clinical trial asked to expand the number of surgeons to, I believe, 13 to allow them to have access to the product.

Mark Malcolm:

Understood. One of your goals about a year ago was that Korea would be in excess of 4 percent. In January you indicated about 3.2 percent. How close are you to 4 percent or more in any of your markets with the ICL penetration?

David Bailey:

Yes, great question. The caution here is there’s no published LASIK numbers for international as there are in the U.S. which are audited. I’ve pointed that out in the past. We estimate Korea is around 3.2 percent but it’s changing all the time. So, you know, in a high — I highlight Spain and Korea at 3.2 and we estimate Spain is around about 3 percent, 2.9. Things are going well there and we are pleased with that. It’s moving all the time.

Mark Malcolm:

What do you think you’ll do in Europe to increase your penetration rates? What is so different in that market that you have basically such relatively low ICL sales in comparison to what you have in Asia and basically on the periphery of Europe?

David Bailey:

Their markets are more commercially oriented. Their centers are more concentrated with larger volume. Korea has higher myopia on average, so I mean myopia is around minus eight. The market dynamics, the commercial situation varies greatly and that’s one of the big determinates of the rate of adoption.

I can’t really generalize. What I can generalize is the activity where we continue to focus distributor management, we continue to focus on distributors who are good at selling refractive products. We continue to bring people on board under our control out of Switzerland who can support the distributor in the surgeon management and in the execution of the marketing plan.

And to that end, at the end of this week we’ve got a meeting with general managers of distributors to show them what a good business the ICL is to be in and to encourage them as we did in the sales meeting last July to invest more in direct proctors on the ICL within the distributor and that’s been very successful.

So those are the kind of things that we’re doing continually in investing to get a return. As you see in the sales line, it’s delivering. So it’s going to be more of the same, Mark.

Mark Malcolm:

Understood. Thank you, very much, for answering my questions.

David Bailey:

Great questions, thanks, Mark.

Operator:

Thank you.

Management, there are no further questions at this time. Please continue with any closing comments.

David Bailey:

Great. Thank you, everybody, for asking great questions. As I said in my opening remarks, we will continue to focus on execution and look forward to bringing superior technologies to market and driving the sales line towards profitability and cash flow positive situations.

Thank you all for listening.

Operator:

Thank you. Ladies and gentlemen, this concludes the STAAR Surgical fourth results quarter conference call. You may now disconnect.

END